EXHIBIT 23.1

                       [DELOITTE & TOUCHE LLP LETTERHEAD]


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Compuware Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) and management's report on the effectiveness of internal control over financial reporting dated May 24, 2007, appearing in the Annual Report on Form 10-K of Compuware Corporation for the year ended March 31, 2007.

/s/ Deloitte & Touche LLP
Detroit, MI
October 3, 2007